IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@ipm.bc.ca

MARKET REACTS TO IMAGIS BIOMETRIC TECHNOLOGY

ID-2000 provides solutions for airports and law enforcement

Vancouver, BC, September 18, 2001: (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) Imagis Technologies Inc. ("Imagis") reports that the substantial increase in the company's stock price is due mostly to Imagis biometric facial recognition technology. The tragedy that took place last week has turned attention to those companies that have the technology to assist in airport security, customs and immigration, law enforcement and criminal justice. In the past, Imagis has made a number of technology presentations and demonstrations of its software capabilities to major system integrators and government agencies in the United States and in other countries worldwide. Over the past week, many of these organizations have contacted the company to assist in the development of identification, airport and security system installations using its biometric facial recognition technology, ID-2000.

Imagis has installations of its biometric facial technology at Toronto's Pearson Airport, in specific RCMP detachments in western Canada, numerous counties in the state of California, and Mexico.

About IMAGIS

IMAGIS is a developer and marketer of advanced biometric- based software applications for the law enforcement, airport, and security industries. IMAGIS' ID-2000 facial recognition technology is designed to recognize faces or any other image, and works with IMAGIS' and third-party applications in these areas to capture and search facial images of the person as well as images of identifying marks such as tattoos, scars, and other features. IMAGIS products are designed to an open architecture and address a range of imaging needs in the security area, including arrest & booking, regional data-sharing, wireless image transfer, and facial recognition. IMAGIS markets its products through a network of Business Partners located in North America, Asia, Europe, and Latin America. IMAGIS' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI and during his career advanced to the number two-career post of Associate Deputy Director.

On behalf of the Board

"Sandra Buschau"

Sandra Buschau, Corporate Secretary

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Imagis Technologies Inc.
Contact: Sandra Buschau
VP Investor Relations
Tel: (604) 684-4691
email: sandy@ipm.bc.ca
http://www.ImagisTechnologies.com

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